Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in (i) Registration Statement No. 333-279349 on Form S-3
of CRH plc, CRH America Finance, Inc. and CRH SMW Finance Designated Activity Company, (ii)
Registration Statement No. 333-273244 on Form F-3 of CRH plc, CRH America, Inc. and CRH America
Finance, Inc., and (iii) Registration Statements Nos. 333-90808, 333-165870, 333-173246, 333-202772,
and 333-274148 on Form S-8 of CRH plc, of our reports dated February 26, 2025, relating to the financial statements of CRH plc and the effectiveness of CRH plc’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.
/s/ Deloitte Ireland LLP
Dublin, Ireland
February 26, 2025